UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 8, 2010

Commission File Number  1-3970

HARSCO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	23-1483991
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

350 Poplar Church Road, Camp Hill, Pennsylvania	17011
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  717-763-7064

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05       Costs Associated with Exit or Disposal Activities.

On December 8, 2010, Harsco Corporation (“the Company”) approved a restructuring plan for the Harsco Infrastructure Segment.  This restructuring program is in addition to restructuring actions, described in previous filings, that the Company has undertaken since 2008 as countermeasures to global economic and financial conditions that are adversely affecting the Company’s end markets.  These conditions include factors such as the following:

•                  a continued lack of meaningful commercial and multi-family construction activity in various regions of the world;

•                  pricing pressures as customers world-wide continued to seek lower cost solutions;

•                  postponements, deferrals and cancellation of jobs and projects;

•                  and increased competition for remaining projects.

This restructuring program is part of an ongoing transformation strategy within the Harsco Infrastructure Segment to improve organizational efficiency and enhance profitability and shareholder value by optimizing the segment as a more streamlined, efficient, cost-effective, disciplined and market-focused global platform.  Objectives of the program include balancing short-term profitability goals with long-term strategies to establish a platform upon which the business can grow with limited fixed investment and generate annual operating expense savings to strengthen 2011 and future performance.

Under this restructuring program, the Harsco Infrastructure Segment will further reduce its branch structure; consolidate and/or close administrative office locations; further reduce its global workforce; and rationalize its product lines.

The Company estimates it will incur approximately $85 million to $90 million in net pre-tax restructuring program expenses in its fourth quarter ending December 31, 2010.  The Company estimates that the restructuring charges will consist primarily of branch structure reduction costs (approximately $33 million to $35 million for 73 branches), administrative office consolidation and closure costs (approximately $17 million to $18 million for 11 offices), and product rationalization charges (approximately $35 million to $37 million). The branch and administrative office reduction charges incorporate a total headcount reduction of approximately 800 employees.  Although the majority of these restructuring charges will be incurred in the fourth quarter of 2010, certain net expenses may be incurred in 2011 due to the timing of accounting recognition.

Net cash payments for the program are expected to be approximately $50 million to $55 million, with approximately $15 million to be paid in 2010 and the remainder to be paid in 2011 and 2012.  Non-cash items relate to product rationalization charges. In addition, the Company expects to recover approximately $20 million in cash during 2011 from the sale of non-core product lines that are part of the restructuring, which will accordingly reduce the net cash outflow.

The Company currently estimates that cost savings resulting from this restructuring program will be in the range of $40 million to $50 million in 2011, with full annualized savings of over $60 million starting in 2012.

The statements contained in this Current Report on Form 8-K that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements include statements regarding the anticipated future charges, cash expenditures and cost savings associated with the restructuring program.  In particular, all of these charges and cost savings are estimates and are therefore subject to change.  These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented in these forward-looking statements.  Such risks and uncertainties include, but are not limited to, the following: the timing of facility closings and consolidations; severance and other employee-related costs that differ from original estimates because of the timing of employee terminations; amounts for non-cash charges relating to inventories and property, plant and equipment that differ from the original estimates because of the ultimate fair market value of such inventories and property, plant and equipment; and the Company’s ability to achieve savings from the restructuring program.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARSCO CORPORATION
(Registrant)

DATE	December 14, 2010	/S/ Mark E. Kimmel
Mark E. Kimmel
Senior Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary